SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2018

Total System Services, Inc.

(Exact name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia	31901
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (706) 644-6081

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On April 23, 2018, Total System Services, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, MUFG Bank, Ltd., Capital One, N.A., Regions Bank, SunTrust Bank, TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the other lenders party thereto, with Bank of America Merrill Lynch and JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., Capital One, N.A., Regions Bank, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, U.S. Bank National Association and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners. The Credit Agreement provides the Company with a $1.75 billion five-year revolving senior credit facility, which includes a $50 million sub-facility for the issuance of standby letters of credit.

The Credit Agreement was used to repay (i) in full, borrowings under that certain Credit Agreement dated February 23, 2016, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, as amended, and (ii) in part, borrowings under that certain Credit Agreement dated January 10, 2018, among the Company and Bank of America as administrative agent and the lenders party thereto, as amended. In addition, amounts from the Credit Agreement will be available for working capital and other general corporate purposes, including to finance acquisitions and the repurchase by the Company of the Company’s capital stock.

Borrowings under the Credit Agreement will accrue interest at either the base rate (as defined in the Credit Agreement) or, for certain euro-denominated borrowings, the London Interbank Offered Rate (“LIBOR”), in each case plus a margin based on the Company’s corporate credit ratings. The applicable margin for loans bearing interest based on LIBOR ranges from 0.900% to 1.500%. The applicable margin for loans bearing interest based on the base rate ranges from 0.000% to 0.500%.

The Credit Agreement contains customary covenants regarding, among other matters, the maintenance of insurance, the preservation and maintenance of the Company’s corporate existence, material compliance with laws and the payment of taxes and other material obligations. The Credit Agreement also contains financial covenants including (i) a minimum consolidated fixed charge coverage ratio (the “Minimum Fixed Charge Coverage Ratio”) of 2.5 to 1.0 and (ii) a maximum consolidated leverage ratio (“Maximum Leverage Ratio”) (x) of 4.00 to 1.0, for the fiscal quarter ending June 30, 2018, (y) of 3.75 to 1.0, for each of the fiscal quarters ending September 30, 2018, December 31, 2018 and March 31, 2019, and (z) of 3.50 to 1.0, for any fiscal quarter ending thereafter. The Company has the option to increase the Maximum Leverage Ratio by 0.5x up to two times in connection with a qualified acquisition, subject to the terms and conditions contained in the Credit Agreement. The Minimum Fixed Charge Coverage Ratio and Maximum Leverage Ratio are computed at the end of each fiscal quarter. In addition, the Credit Agreement contains covenants which, among other things, restrict the ability of the Company and the Company’s subsidiaries (subject to exceptions and thresholds), to:

•	grant or permit liens on our or their assets;

•	make certain investments, acquisitions or loans;

•	merge, consolidate or otherwise dispose of assets other than in the ordinary course of business;

•	pay dividends or make other restricted payments;

•	make material changes in our lines of business; and

•	enter into transactions with our or their affiliates.

The Credit Agreement includes customary events of default (subject to specified cure periods, materiality qualifiers and exceptions), including the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant contained in the Credit Agreement, the making of materially inaccurate or false representations or warranties, a default on certain material indebtedness, insolvency or bankruptcy, a change of control, the occurrence of material ERISA events and certain judgments against the Company or its material subsidiaries.

This description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Credit Agreement of Total System Services, Inc., dated as of April 23, 2018, with Bank of America, N.A., as Administrative Agent and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, MUFG Bank, Ltd., Capital One, N.A., Regions Bank, SunTrust Bank, TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the other lenders party thereto, with Bank of America Merrill Lynch and JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., Capital One, N.A., Regions Bank, Suntrust Robinson Humphrey, Inc., TD Securities (USA) LLC, U.S. Bank National Association and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

	By:	/s/ Kathleen Moates
Kathleen Moates
Date: April 23, 2018		Senior Deputy General Counsel